Employment Agreement

This Employment Agreement (the "**Agreement**") is made and entered into as of December 22, 2022, by and between Alex Igelman (the "**Executive**") and Esports Entertainment Group, Inc., a Nevada corporation (the "**Company**").

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. At-Will Employment/Effective Date. The Executive's employment hereunder shall be effective as of January 3, 2023 (the "**Effective Date**"). Executive's employment shall be at-will, meaning that either the Company or Executive may terminate the employment at any time for any reason or no reason, subject to the notice requirements and other provisions of this Agreement.

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company, reporting to The Board of Directors. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive's position. The Executive shall, if requested, also serve as a member of the board of directors of the Company (the "**Board**") or as an officer or director of any affiliate of the Company for no additional compensation.

2.2 Duties. During the Employment Term, the Executive shall devote substantially all of Executive's business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

2.3 Outside Activities/Investments. It is understood, however, that Executive has investments in other businesses, including businesses related to the Company's business. The Parties agree that Executive is entitled to maintain such investments and may engage in activities necessary to manage such investments and participate in the decisions of those businesses in which he is invested. Moreover, notwithstanding the provisions of Section 2.2 above, the Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company's Compliance Officer, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; *provided that*, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such

corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3. Place of Performance/Administration. The Executive shall be employed on a remote working basis. The Executive may be required to travel on Company business during the Employment Term from time to time. The Company shall also supply Executive, at its expense, with a laptop computer capable of securely connecting with the Company's servers internationally and an international cellular phone calling plan.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual base salary in the gross amount of $300,000 USD (Three Hundred Thousand U.S. Dollars) converted into Canadian dollars at the average exchange rate between July 1, 2022, and December 31, 2022, in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than twice per month. The Executive's base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Employment Term. However, the Executive's annual base salary may not be decreased during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "**Base Salary**."

4.2 Annual Bonus. Subject to satisfaction of goals and objectives to be set by the Board of Directors no later than January 15 of each year, Executive shall be eligible to receive an annual bonus. The target amount of Executive's annual bonus shall be fifty percent (50%) of Executive's then applicable Base Salary (the "**Target Annual Bonus**"). The Target Annual Bonus shall be paid on or before March 15 of each year.

4.3 Equity Grants.

(a) As an inducement to Executive to accept this Agreement, the Company shall grant Executive 2,500,000 (two million five-hundred thousand) common shares of Company stock, which may not be sold or transferred until the six month anniversary of the date of grant. The grant shall be made no later than January 5, 2023.

(b) As an inducement to Executive to accept this Agreement, the Company will grant Executive the option to purchase 2,500,000 (two million five-hundred thousand) common shares of Company stock with an exercise price equal to the fair market value on the date of the grant (the "Option"). The Option will vest and become exercisable in equal installments on each of the following March 31st, 2023, June 30th, 2023, September 30^{th,} and December 31, 2023 quarterly anniversaries of the date of grant, provided that Executive continues to be employed through the applicable vesting date. The Option will be subject to terms and conditions as set forth in the option agreements entered into with Company employees. The Option shall be granted no later than January 31, 2023.

(c) The Company shall promptly register the shares subject to the Option and the share grant on a Form S-8.

4.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

4.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, "**Employee Benefit Plans**"), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to 20 days of paid vacation days per calendar year (prorated for partial years) in accordance with the Company's vacation policies, as in effect from time to time. The Executive shall receive other paid time off, including paid sick days and paid holidays in accordance with the Company's policies for executive officers as such policies may exist from time to time.

4.7 Business Expenses. The Executive shall be entitled to reimbursement of all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder. In the event Executive requires reimbursement of expense he has paid, he shall be reimbursed in accordance with the Company's expense reimbursement policies and procedures as such policies may exist from time to time.

4.8 Immigration-Related Legal Work. The Company shall pay any preapproved costs and expenses for any immigration-related legal work in the event that the Company determines that such immigration-related legal work is necessary, including reasonable attorneys' fees, that is reasonably required for Executive to perform his duties. Such work may include applications for visas and applications for immigration status that allows Executive to lawfully work in the United States, United Kingdom, or European Union and to travel with reasonable frequency from Canada to those locations for the purposes of performing work for the Company.

4.9 Indemnification; Insurance.

(a) In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "**Proceeding**"), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's

employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including reasonable attorneys' fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including reasonable attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b) During the Employment Term and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor and at a level no lower than the amount of coverage in place on the Effective Date. The Company shall immediately inform Executive in writing if the Company fails to make a premium payment on its directors' and officers' liability insurance and of any notice that the Company's insurer intends to cancel such coverage.

(c) In the event Executive initiates litigation or arbitration in order to cause the Company to fulfill its obligations under Section 4.9 and either party prevails in such litigation or an arbitration, the prevailing party shall be reimbursed their reasonable attorneys' fees, expenses, and costs.

(d) The indemnification and advancement rights under this Agreement are in addition to, and not in substitution of, any indemnification and advancement rights Executive has under the Company's articles of incorporation or bylaws, or under any applicable law.

4.10 <u>Claw back Provisions</u>. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and claw back as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5. Termination of Employment. The Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 90 days' advance written notice of any termination of the Executive's employment. On termination of the Executive's employment, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 For Cause, or Without Good Reason.

(a) The Executive's employment hereunder may be terminated by the Company for Cause, or by the Executive without Good Reason. If the Executive's employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures.

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iii) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the "**Accrued Amounts**".

(b) For purposes of this Agreement, "**Cause**" shall mean:

(i) the Executive's failure to perform Executive's material duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive's willful failure to comply with any valid and legal directive of The Board of Directors;

(iii) the Executive's engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its affiliates;

(iv) the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

(v) the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s material violation of the Company's written policies or codes of conduct as such policies may exist from time to time, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct:

(vii) the Executive's willful unauthorized disclosure of Confidential Information (as defined below);

(viii) the Executive's breach of any material obligation under this Agreement and/or to the Company; or

(ix) the Executive’s engagement in conduct that brings the Company into public disgrace, embarrassment, or disrepute.

Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have fourteen (14) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; *provided however*, that, if the Company reasonably expects irreparable injury from a delay of fourteen (14) days, the Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Executive's employment without notice and with immediate effect. Additionally, before Executive’s employment is terminated, Executive shall have the opportunity to appear before the Board, including by counsel, to present evidence or argument that Cause for termination does not exist or that any Cause condition has been cured.

(c) For purposes of this Agreement, “**Good Reason**” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i) a reduction in the Executive’s Base Salary other than a general reduction in Base Salary of no more than ten percent (10%) that affects all similarly situated executives in substantially the same proportions;

(ii) a relocation of the Executive’s principal place of employment by more than 50 (fifty) miles;

(iii) any material breach by the Company of any material provision of this Agreement, including failure to provide any material payment or benefit required to be provided to Executive under this Agreement;

(iv) the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v) a material, adverse change in the Executive's authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company's size, status as a public company, and capitalization as of the date of this Agreement;

(vi) a material adverse change in the reporting structure applicable to the Executive, including the requirement that Executive report to, or follow orders from, anyone other than the Company's Board; or

(vii) a failure to maintain directors' and officers' insurance as required by this Agreement and failure to produce, upon request, proof that such insurance remains in place.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days after Executive learns of the initial existence of such grounds and the Company has had fourteen (14) days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within 60 days after Executive learns of the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

5.2 Termination Without Cause or Resignation for Good Reason.

(a) The Executive's employment hereunder may be terminated by the Company without Cause, or by the Executive for Good Reason. If the Executive's employment is terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall be entitled to receive:

(i) The Accrued Amounts;

(ii) Severance pay in an amount equal to the sum of Executive's then-applicable Base Salary and Executive's then-applicable Target Annual Bonus amount;

(iii) Payment of an amount equal to the full annual premium for the group health plan in which Executive and/or his family was enrolled at the time of his termination, provided Executive timely requests to extend his group health insurance benefits under the Consolidated Omnibus Reconciliation Act ("COBRA") or any state COBRA law, or any analogous Canadian law;

(iv) Immediate accelerated vesting of equity grants and extension of the exercise period of any options granted to Executive to the maximum extent permitted by applicable law; and

(v) Reimbursement of all business expenses that have yet to be reimbursed.

(b) The amounts described in Section 5.2(a)(ii) – (v) ("**Severance Compensation**") shall be paid to Executive in one lump sum within 7 days after the Release (described below) becomes effective.

(c) In the event Executive's Employment is terminated less than two months prior to, or less than twelve months after, a Change in Control, as defined below, Executive shall, in addition to the Severance Compensation, be entitled to receive an additional payment equal to the to the sum of Executive's then-applicable Base Salary and Executive's then-applicable Target Annual Bonus amount ("**CIC Severance**").

(d) For purposes of this Agreement, "**Change in Control**" means: (i) the sale, transfer or disposal, in one or a series of related transactions, of all or substantially all of the Company's property, assets, or business, to another entity, person, or entities or persons acting in concert, or a similar transaction; or (ii) a merger, consolidation, statutory share exchange, or other similar transaction involving the Company; or (iii) the acquisition by a single person or group of people acting in concert, of securities controlling more than 50% (fifty percent) of the voting power of the Company's shares of stock or (iv) within any twelve-month period, more than 50% of the Board membership being replaced by members that were not nominated or endorsed for election to the Board by a majority of the then-existing Board members.

(e) The Company's obligation to pay Severance Compensation and/or CIC Severance under this Agreement is expressly conditioned upon Executive's execution of and delivery to the Company (and non-revocation) of a release (as drafted at the time of Executive's termination of employment) which will include an unconditional release of all rights to any claims, charges, complaints, grievances, arising from or relating to Executive's employment or its termination plus any other known or potential claims against the Company, known or unknown to Executive, against the Company, its affiliates or assigns, or any of their officers, directors, employees and agents, through to the date of Executive's termination from employment (the "**Release**"). The Release shall not require Executive to waive or release any rights to vested or earned compensation of any kind (including equity) or to waive any rights as a shareholder, optionholder, unitholder, or as a participant in the Plan.

5.3 Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically on the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts and a bonus in the amount of Executive’s Target Annual Bonus pro-rated based on the number of full months of the calendar year that have passed as of the date Executive’s employment terminates.

(c) Notwithstanding any other provision contained herein, all payments made in connection with the Executive's Disability shall be provided in a manner which is consistent with federal and state law.

(d) For purposes of this Agreement, “**Disability**” shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4 Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.3(a) on account of the Executive's death) shall be communicated by written notice of termination (“**Notice of Termination**”) to the other party hereto in accordance with Section 26. The Notice of Termination shall specify:

(a) The termination provision of this Agreement relied upon;

(b) To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c) The applicable Termination Date.

5.5 Termination Date. The Executive's "**Termination Date**" shall be:

(a) If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b) If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

(c) If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d) If the Company terminates the Executive's employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than 90 days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to 90 days' Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive's Termination Date and for all purposes of this Agreement, the Executive's Termination Date shall be the date on which such Notice of Termination is delivered;

(e) If the Executive terminates his/her employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination, which shall be no less than 90 days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the 90 day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive's Termination Date shall be the date determined by the Company; and

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a "separation from service" within the meaning of Section 409A.

5.6 Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and any amounts payable pursuant to this Section 5 shall not be reduced by compensation the Executive earns on account of employment with another employer unless such other employment is prohibited under the terms of this Agreement.

5.7 Resignation of All Other Positions. On termination of the Executive's employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date/shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.8 Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (all such payments collectively referred to herein as the "**280G Payments**") constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the "**Excise Tax**"), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section (a) or otherwise) as if no Excise Tax had been imposed.

(b) All calculations and determinations under this Section (a) shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the "**Tax Counsel**") whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section (a), the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section (a). The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

6. Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive's cooperation in the future. Accordingly, following the termination of the Executive's employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive's service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive's other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that the Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate.

7. Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

7.1 Confidential Information Defined.

(a) For purposes of this Agreement, "**Confidential Information**" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of

agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, design information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, inventions, unpublished patent applications, discoveries, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

(b) The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(c) The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(d) The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of esports industry. The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(e) The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ

of the Company except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Chief Compliance Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of Chief Compliance Officer acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(f) Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chief Compliance Officer.

(g) Nothing herein prohibits or restricts the Executive (or the Executive's attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.

(h) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 ("DTSA"). Notwithstanding any other provision of this Agreement:

(i) The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

(ii) If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company's trade secrets to the Executive's attorney and use the trade secret information in the court proceeding if the Executive:

(A) files any document containing trade secrets under seal; and

(B) does not disclose trade secrets, except pursuant to court order.

The Executive understands and acknowledges that [his/her] obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after [he/she] begins employment by the Company) and shall continue during and after [his/her] employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

8. Restrictive Covenants.

8.1 Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company. The Executive further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.

8.2 Non-Competition. Because of the Company's legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for twelve (12) months thereafter, to run consecutively, beginning on the last day of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the United States of America.

8.3 Prohibited Activity. For purposes of this Section 8, “**Prohibited Activity**” is activity in which the Executive contributes the Executive's knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of esports wagering, tournaments and gaming. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.

8.4 Ownership of Competing Business. Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

8.5 Protected Rights. This Section 8 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chief Compliance Officer.

8.6 Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, or attempt to do so, during the twelve (12) months thereafter, to run consecutively, beginning on the last day of the Executive's employment with the Company.

8.7 Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with, and relationship to, the Company the Executive will have access to and learn about much or all of the Company's customer information. “**Customer Information**” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer and to the relevant services. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. The Executive agrees and covenants, during the twelve (12) months thereafter, to run consecutively, beginning on the last day of the Executive's employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company's current[, former or prospective] customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

8.8 Customers Who May Not Be Solicited. The restriction on solicitation of customers shall only apply to:

(a) Customers about whom the Executive has trade secret or confidential information;

(b) Customers who became customers during the Executive's employment with the Company; and

(c) Customers about whom the Executive has information that is not available publicly.

9. Mutual Non-Disparagement Requirements.

9.1 Parties’ Obligations. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties. Likewise, the Company’s

directors and officers will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Executive.

9.2 Permitted Statements. This Section 9 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Compliance Officer. This Section 9 does not prevent the Company from making any statement required by law or from engaging in internal communications reasonably necessary to the conduct of its business.

10. Acknowledgement.

10.1 Restrictions Reasonable. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

10.2 No Additional Compensation. The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive's compensation, reflects, in part, the Executive's obligations and the Company's rights under Section 7, Section 8, and Section 9 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 7, Section 8, and Section 9 of this Agreement or the Company's enforcement thereof.

11. Remedies. In the event of a breach or threatened breach by the Executive of Section 7, Section 8, or Section 9 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief

12. Arbitration. Any dispute, controversy, or claim arising out of or related to the Executive's employment by the Company, or termination of employment, including but not limited to claims arising under or related to this Agreement or any breach of this Agreement, and any alleged violation of federal, state, or local statute, regulation, common law, or public policy, shall first be settled through good faith negotiation. If the dispute cannot be settled through

negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by the Judicial Arbitration and Mediation Services ("JAMS"). The Company shall be responsible for the costs of the mediation. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS' Policy on Employment Arbitration Minimum Standards of Procedural Fairness (collectively "Rules"). The parties agree that this arbitration shall only be heard by one (1) arbitrator and not a panel of arbitrators and in accordance with Nevada Law. To the extent the Rules conflict with Nevada law, Nevada law shall be controlling. Such arbitration shall be in person and conducted in the State of New Jersey. Any arbitral award determination shall be final and binding upon the parties and judgment on the award may be entered in any court having jurisdiction.

BY INITIALING HERE I EXPRESSLY ACKNOWLEDGE AND AGREE THAT I HAVE READ THE ENTIRETY OF THIS SECTION 12 ENTITLED "ARBITRATION" AND AGREE TO THE ENTIRETY OF THIS ARBITRATION SECTION. __AI__ (INITIALS)

13. Proprietary Rights.

13.1 Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, "**Work Product**"), as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, "**Intellectual Property Rights**"), shall be the sole and exclusive property of the Company.

13.2 Definition of Work Product. For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work

in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

13.3 Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

13.4 Further Assurances; Power of Attorney. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive's behalf in his/her name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company's request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive's subsequent incapacity.

13.5 No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

14. Security.

14.1 Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail

systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies ("**Facilities and Information Technology Resources**"); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive's employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

14.2 Exit Obligations. Upon (a) voluntary or involuntary termination of the Executive's employment or (b) the Company's request at any time during the Executive's employment, the Executive shall (i) provide or return to the Company any and all Company property and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with the Executive's employment by the Company; and (ii) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive's possession or control, including those stored on any non-Company devices, networks, storage locations, and media in the Executive's possession or control.

15. Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive's name, voice, likeness, image, appearance, and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes, and all other printed and electronic forms and media throughout the world, at any time during, and for two years after, the Employment Term, for all legitimate commercial and business purposes of the Company ("**Permitted Uses**") without further consent from or royalty, payment, or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees, and agents from any and all claims, actions, damages, losses, costs, expenses, and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the Employment Term, arising directly or indirectly from the Company's and its agents', representatives', and licensees' exercise of their rights in connection with any Permitted Uses.

16. Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Nevada. The parties hereby irrevocably submit to

the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17. Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

18. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by The Board of Directors of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

19. Severability.

19.1 Agreement Terms Severable. Should any provision of this Agreement be held by a court or arbitrator of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

19.2 Modification by Court or Arbitrator. The parties further agree that any such court or arbitrator is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

19.3 Modified Agreement Enforceable. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

20. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

21. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

22. Tolling. Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.

23. Section 409A.

23.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

23.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive's termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and the Executive is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Termination Date or, if earlier, on the Executive's death (the "**Specified Employee Payment Date**"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive's separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

23.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

23.4 Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

24. Notification to Subsequent Employer. When the Executive's employment with the Company terminates, the Executive agrees to notify any subsequent employer of the restrictive covenants' sections contained in this Agreement. The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants' sections of this Agreement to third parties, including but not limited to, the Executive's subsequent, anticipated, or possible future employer.

25. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

26. Notice. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) when sent, with affirmative confirmation of receipt, if sent by email, (c) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service or (d) three (3) business days after the date of mailing by registered or certified mail (prepaid and return receipt requested), in any case, to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

If to the Company:

Esports Entertainment Group, Inc.
112 North Curry Street
Carson City, Nevada 89703-4934
Attention: Jan Jones Blackhurst, Chair, Board of Directors
Email: janljblv@gmail.com

With a copy to legal:
Attn: Group General Counsel, Compliance and Company Secretary
legal@eeg.games

If to the Executive:

116 Calvin Chambers Road
Thornhill, Canada L4J 1E7
Email: alex.igelman@esportscapital.com

27. Representations of the Executive. The Executive represents and warrants to the Company that, to the best of Executive's knowledge:

(a) The Executive's acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound; and

(b) The Executive's acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

28. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

29. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

30. Legal Fees. The Company shall reimburse Executive for the reasonable legal fees and expenses he incurs in connection with the drafting and negotiation of this Agreement up to $5,000 (Five Thousand Dollars).

31. Acknowledgement of Full Understanding. THE EXECUTIVE AND THE COMPANY'S SIGNATORY ACKNOWLEDGE AND AGREES THAT THEY HAVE FULLY READ, UNDERSTAND AND VOLUNTARILY ENTER INTO, OR HAVE CAUSE THE COMPANY TO VOLUNTARILY ENTER INTO, THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

ESPORTS ENTERTAINMENT GROUP, INC.

By: DocuSigned by: Damian Mathews
5139B0A0717A40B...
Damian Mathews
Chief Financial Officer/
Chief Operating Officer

EXECUTIVE

DocuSigned by:
339CDCE283E04F8...
Alex A. Igelman